Filed Pursuant to Rule 424(b)(2)
Registration No. 333-188872

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED

FEBRUARY 27, 2015

17,500,000 Shares

Nationstar Mortgage Holdings Inc.

Common Stock

This is a public offering of common stock of Nationstar Mortgage Holdings Inc. (“NMHI”). We are offering 17,500,000 shares of our common stock, par value $0.01 per share (the “common stock”). Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “NSM.” On March 24, 2015, the last reported sale price of our common stock on the NYSE was $31.14 per share.

Investing in our common stock involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-6 and similar sections in our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein before buying any of our shares of common stock offered hereby.

The underwriters have agreed to purchase our common stock from us at a price of $28.49 per share, which will result in approximately $500 million of proceeds to us, before expenses. The underwriters may offer our common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

We have also granted the underwriters an option to purchase up to an additional 2,625,000 shares of our common stock from us at $28.49 per share within 30 days after the date of this prospectus supplement.

Neither the SEC nor any other state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of our common stock will be made on or about March 30, 2015.

Citigroup	Barclays	J.P. Morgan

Prospectus Supplement dated March 24, 2015.

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We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information and neither we nor the underwriters take any responsibility for any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we prepare or authorize is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering of shares of our common stock. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Available Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement before deciding whether to invest in the shares of our common stock offered by this prospectus supplement.

If the description of this offering of shares of our common stock in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Nationstar,” “we,” “us,” “our” or “the Company” refer to NMHI and its subsidiaries, collectively.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the shares of our common stock offered by this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

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This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The common stock will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

No action has been or will be taken by us that would permit a public offering of the common stock, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to the common stock, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the common stock may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

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AVAILABLE INFORMATION

NMHI is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that NMHI files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The filings of NMHI with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through NYSE, 11 Wall Street, New York, New York 10005, on which the common stock of NMHI is listed.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document relating to the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we separately file with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement:

•	The Annual Report of NMHI on Form 10-K for the fiscal year ended December 31, 2014, as filed on February 27, 2015 (“NMHI 2014 Form 10-K”); and

•	The Definitive Proxy Statement of NMHI on Schedule 14A as filed on April 15, 2014 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the Annual Report of NMHI on Form 10-K for the fiscal year ended December 31, 2013, as filed on February 28, 2014).

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Nationstar Mortgage

8950 Cypress Waters Blvd.

Coppell, TX 75019

Telephone: (469) 549-4904

Attn: Investor Relations

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FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts, including: our ability to sustain or modestly grow our servicing portfolio; potential MSR investment opportunities; the utilization and competitiveness of our origination platform; our focus on recapture; our technology fueling the future of real estate transactions; our enhancements to the home buying experience; and the adequacy of and uses for our cash. When used in this prospectus supplement, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances and we are under no obligation to and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	increase in delinquencies for the loans we service, our ability to refinance existing loans, and increases in defaults;

•	our ability to maintain our loan originations volume;

•	our ability to increase recapture voluntary prepayments related to our existing servicing portfolio;

•	our ability to maintain or grow the size of our servicing portfolio;

•	our ability to efficiently service higher risk loans;

•	our ability to successfully enter the purchase residential market;

•	our ability to successfully enhance the home buying experience;

•	the success of our Customer for Life initiatives;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	changes in prevailing interest rates;

•	our exposure to adjustable rate mortgage loans and loan modifications;

•	a significant change in guidelines of GSEs;

•	changes in our business relationships with Fannie Mae, Freddie Mac and Ginnie Mae;

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	our ability to effectively develop, market, sell and implement new technology;

•	technology failures or cyber-attacks against us or our vendors;

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•	changes in laws and regulations, including changes in mortgage related and real estate laws, statutory state and government sponsored entities and state, federal and foreign tax laws and accounting rules;

•	downgrades in our servicer ratings;

•	increased legal proceedings and investigations and related costs and the impact of our current legal proceedings;

•	unfavorable outcome of any state or federal regulatory investigation or audit;

•	modification or the licensing of entities that engage in these activities; and

•	other risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-6 and in the documents incorporated by reference in this prospectus supplement.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement. All of the factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained herein or incorporated by reference are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein or incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein or incorporated by reference, the inclusion or incorporation by reference of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

If one or more of these or other risks or uncertainties materialize or if the our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus supplement or incorporated by reference that could cause actual results to differ.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and in the NMHI 2014 Form 10-K.

Company Overview

The Company is one of the largest residential mortgage services companies in the United States, offering a broad array of servicing, origination and real estate services to financial institutions and consumers.

Our Nationstar Mortgage and Champion Mortgage brands together comprise the fifth largest residential mortgage servicing platform providing services to approximately 2.3 million customers with an outstanding principal balance in excess of $381.1 billion as of December 31, 2014. Whether servicing mortgages we originate or on behalf of others, our approach is a customer centric model that emphasizes borrower interaction to minimize complaints, improve loan performance and cure loan delinquencies. Our commitment is to preserve neighborhoods and communities principally through continued home ownership. We earn fees for collecting monthly mortgage payments from homeowners, processing those payments and passing them on to investors that ultimately own the mortgage.

In addition to the Company’s core servicing business, it also operates a fully integrated loan originations platform. Our originations segment comprises both the Greenlight Loans and Nationstar brands. We originate primarily conventional agency (GSE) and government-insured residential mortgage loans and, to mitigate credit risk, typically sell these loans within approximately 30 days while retaining the associated servicing rights. Our primary focus is assisting customers currently in our servicing portfolio with refinances or loans for new home purchases (“recapture”). This serves the dual purpose of increasing our origination margins by reducing marketing and other costs to acquire customers as well as replenishment of our servicing portfolio.

The Company also operates a suite of adjacent businesses, called Solutionstar, which provides enhanced technology and data solutions to homebuyers, home sellers, real estate agents and companies engaged in the origination and/or servicing of mortgage loans. Solutionstar intends to transform the home buying experience through deployment of multiple new technologies and the delivery of quality residential real estate services. This will require smart investments in innovative technologies and services to make the home purchase experience simpler, accessible and transparent for all market participants.

The Company’s executive offices are located at 8950 Cypress Waters Blvd., Coppell, TX 75019 and the Company’s telephone number is (469) 549-2000.

THE OFFERING

The summary below describes the principal terms of this offering of shares of our common stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Common Stock” section in this prospectus supplement and the accompanying prospectus contains a more detailed description of the terms and conditions of our common stock. As used in this section, the terms “Nationstar,” “we,” “us,” “our” or “the Company” refer to NMHI and do not include its subsidiaries.

Common stock we are offering	17,500,000 shares.

Common stock to be issued and outstanding after this offering(1)	108,540,417 shares (111,165,417 shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares	We have also granted the underwriters an option to purchase up to an additional 2,265,000 shares of our common stock from us for 30 days after the date of this prospectus supplement.

Use of proceeds	We estimate the net proceeds from the issuance and sale of the common stock offered hereby, after deducting estimated offering expenses, will be approximately $498,075,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions, transfers of servicing portfolios, funding of advances and repayment of obligations, including corporate indebtedness. These acquisitions are expected to include the acquisition of $60 billion unpaid principal balance of mortgage servicing rights (“MSR”) in process or under letters of intent as of the date of this prospectus supplement, the consummation of which is subject to definitive documentation, regulatory approvals, and/or other customary conditions. See “Use of Proceeds.”

NYSE symbol for common stock	NSM.

Risk factors	An investment in shares of our common stock is subject to risks. Please refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

(1)	The number of shares of common stock to be issued and outstanding after the completion of this offering is based on 91,040,417 shares of common stock issued and outstanding as of February 28, 2015 and excludes an additional 5,650,000 shares, including 2,085,906 shares issued as restricted stock under our 2012 Incentive Compensation Plan, 69,470 shares granted as restricted stock units under our 2012 Incentive Compensation Plan and 3,494,624 shares reserved for future issuance under our 2012 Incentive Compensation Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase an additional 2,625,000 shares of our common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present the summary consolidated financial information of the Company. Prior to March 7, 2012, NMHI conducted no activities other than those incident to its formation and the preparation of its registration statement on Form S-1. You should read these tables along with “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated historical financial statements and the related notes and other information incorporated by reference into this prospectus supplement.

The summary consolidated statement of operations data for the years ended December 31, 2012, 2013 and 2014 and the summary consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from the audited financial statements of the Company incorporated by reference into this prospectus supplement. Historical audited consolidated financial data is not necessarily indicative of future performance. As of the second quarter of 2014, the Company realigned its business segment reporting structure as a result of the change in the Chief Operating Decision Makers. While the financial data below reflects the change in the Company’s reportable segments, including the historical data presented for comparison purposes, the Company has not revised or restated its historical financial statements for any period. For a discussion of certain events after December 31, 2014, see “Capitalization.”

	Year Ended December 31,
	2012	2013	2014
	(in thousands)
Statement of Operations Data—Consolidated
Revenues:
Service related	$497,151	$1,384,222	$1,375,862
Net gain on mortgage loans held for sale	487,164	702,763	597,206

Total revenues	984,315	2,086,985	1,973,068
Total expenses and impairments	582,045	1,402,278	1,357,691
Other income (expense):
Interest income	71,586	197,220	179,592
Interest expense	(197,308)	(538,805)	(516,387)
Gain on disposal of property	—	—	4,898
Contract termination fees, net	15,600	—	—
Loss on equity method investments	(14,571)	—	—
Gain (loss) on interest rate swaps and caps	(994)	3,132	2,404

Total other income (expense)	(125,687)	(338,453)	(329,493)

Income before taxes	276,583	346,254	285,884
Income tax expense	71,296	129,200	64,860

Net income	$205,287	$217,054	221,024

	December 31,
	2013	2014
	(in thousands)
Balance Sheet Data—Consolidated
Cash and cash equivalents	$441,902	$299,002
Advances	5,002,202	2,546,362
Mortgage servicing rights	2,503,162	2,961,321
Total assets	14,026,689	11,112,675
Advance facilities(1)	4,550,424	1,901,783
Warehouse facilities(2)	2,433,927	1,572,622
Unsecured senior notes	2,444,062	2,159,231
Other nonrecourse debt	1,192,597	1,768,311
Total liabilities	13,036,791	9,888,397
Total NMHI stockholders’ equity	984,908	1,218,982
Noncontrolling interest	4,990	5,296
Total equity	989,898	1,224,278

(1)	A summary of advance facilities as of December 31, 2014 follows:

December 31, 2014
(in thousands)
Advance facilities
MBS Advance Financing Facility	$363,014
Securities Repurchase Facility (2011)	34,613
Nationstar Agency Advance Financing Facility (VFN)	505,706
Nationstar Agency Advance Financing Facility (term)	300,000
MBS Advance Financing Facility (2012)	42,472
Nationstar Mortgage Advance Receivable Trust (VFN)	119,170
Nationstar Mortgage Advance Receivable Trust (term)	300,000
MBS servicer advance facility (2014)	79,084
Securities repurchase facility (2014)	51,609
Nationstar Servicer Advance Receivables Trust BC—2014	106,115

$1,901,783

(2) A summary of warehouse facilities as of December 31, 2014 follows:
Warehouse facilities
$1.5 Billion Warehouse Facility	663,167
$750 Million Warehouse Facility	307,294
$500 Million Warehouse Facility	176,194
$500 Million Warehouse Facility	183,290
$200 Million Warehouse Facility(1)	210,049
$75 Million Warehouse Facility(2)	23,949
$50 Million Warehouse Facility	8,679

$1,572,622

(1)	This facility was temporarily increased to $225 million as of December 31, 2014.
(2)	This facility is a sublimit of the $1.5 billion Warehouse Facility.

The following tables summarize consolidated financial information for the Operating Segments of the Company. Management analyzes the performance of the Company in three separate segments, the Servicing Segment, the Originations Segment and Solutionstar Segment, which together constitute the Company’s Operating Segments. In addition, the Company has a legacy asset portfolio, which primarily consists of non-prime and non-conforming mortgage loans, most of which were originated from April to July 2007. The Servicing Segment provides loan servicing on Nationstar Mortgage LLC’s servicing portfolio and the servicing portfolio of the Company, the Originations Segment involves the origination, packaging and sale of government-sponsored enterprise mortgage loans into the secondary markets via whole loan sales or securitizations and the Solutionstar Segment provides technology and data enhanced solutions to homebuyers, home sellers, real estate agents and companies engaged in the origination and/or servicing of mortgage loans.

As of the second quarter of 2014, the Company realigned its business segment reporting structure as a result of the change in the Chief Operating Decision Makers. While the financial data below reflects the change in the Company’s reportable segments, including the historical data presented for comparison purposes, the Company has not revised or restated its historical financial statements for any period. The realignment principally involved the separation of the former ‘Servicing’ segment into two segments, ‘Servicing’ and ‘Solutionstar’, and the reclassification of previously allocated corporate costs, including interest costs related to Nationstar’s unsecured senior debt, into the Corporate and Other segment. Corporate costs included within the Corporate and Other segment include expenses related to certain executive salaries and other corporate functions that are not directly attributable to our operating segments.

	Year Ended December 31,
	2012	2013	2014
	(in thousands)
Statement of Operations Data—Operating Segments Information
Revenues:
Service related	$496,843	$1,384,106	$1,372,592
Net gain on mortgage loans held for sale	487,142	711,981	599,779

Total revenues	983,985	2,096,087	1,972,371
Total expenses and impairments	515,044	1,311,703	1,277,241
Other income (expense):
Interest income	51,362	178,626	163,744
Interest expense	(121,048)	(358,871)	(316,696)
Contract termination fees, net	15,600	—	—
Loss on equity method investments	(14,571)	—	—
Gain (loss) on interest rate swaps and caps	1,237	1,856	1,672

Total other income (expense)	(67,420)	(178,389)	(151,280)

Income before taxes	401,521	605,995	543,850

Update on First Quarter 2015

Year to date, the prevailing interest rate environment continued to be favorable for our Originations segment offset by elevated prepayments when compared year over year. The level of interest rates is an important driver of the results of our business, with continued lower interest rates negatively affecting our Servicing segment and positively affecting our Originations segment. The foregoing is solely as of the date of this prospectus supplement, and our actual results for the quarter ended March 31, 2015 may differ materially as a result of our performance for the remainder of the quarter as well as the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our first quarter are finalized.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect the Company’s business or results of operations in the future. Any of the following risks could materially adversely affect the Company’s business, financial condition or results of operations. In such case, you may lose all or part of your original investment in our common stock. For other risk factors relating to the Company’s business and the industry in which we operate, you should carefully review the “Risk Factors” section of the NMHI 2014 Form 10-K.

Risks Related to the our Common Stock

Our common stock price may experience substantial volatility which may affect your ability to sell our common stock at an advantageous price.

The market price of our shares of common stock has been and may continue to be volatile. For example, the closing market price of our common stock on the New York Stock Exchange fluctuated between $24.50 per share and $57.95 per share from 2013 through 2014 and may continue to fluctuate. The volatility may affect your ability to sell our common stock at an advantageous price. Market price fluctuations in our common stock may be due to reduced liquidity resulting from highly concentrated ownership of our common stock, acquisitions, dispositions or other material public announcements along with a variety of other factors including, without limitation:

•	regulatory changes applicable to our business;

•	variations in the Company’s quarterly or annual operating results;

•	changes in the Company’s earnings estimates (if provided) or differences between the Company’s actual financial and operating results and those expected by investors and analysts;

•	the contents of published research reports about the Company or its industry or the failure of securities analysts to cover our common stock after this offering;

•	additions or departures of key management personnel;

•	any increased indebtedness the Company may incur in the future;

•	actions by institutional stockholders;

•	sales of stock by insiders;

•	litigation and governmental investigations, including the impact of our current legal proceedings;

•	changes in market valuations of similar companies;

•	speculation or reports by the press or investment community with respect to the Company or its industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	announcements by the Company or its competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which the Company’s customers are located.

Future offerings of debt or equity securities by the Company may adversely affect the market price of our common stock.

In the future, the Company may attempt to obtain financing or to further increase its capital resources by issuing additional shares of our common stock or offering debt or other equity securities. In particular, the Company intends to continue to seek opportunities to acquire loan servicing portfolios and/or businesses that engage in loan servicing. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that the Company’s future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Common Stock.”

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

After this offering, there will be 108,540,417 shares of common stock outstanding. Following completion of the offering, approximately 63% of our outstanding common stock will be held by FIF HE Holdings LLC (“FIF”) and can be resold into the public markets in the future in accordance with the requirements of Rule 144.

We and our executive officers, directors and FIF have agreed with the underwriters that, subject to certain exceptions, for a period of 45 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise transfer or dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of Citigroup Global Markets Inc. See “Underwriting.” Citigroup Global Markets Inc. may waive these restrictions at its discretion.

Pursuant to the Stockholders Agreement, FIF and certain of its affiliates and permitted third party transferees have the right, in certain circumstances, to require us to register their approximately 70,000,000 shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable.

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

The future issuance of additional common stock in connection with our incentive plans or otherwise will dilute all other stockholdings.

After this offering, we will have an aggregate of 891,459,583 shares of common stock authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. Any common stock issued in connection with our incentive plans, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

Our management currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

If the ownership of our common stock continues to be highly concentrated, it may prevent new investors from influencing significant corporate decisions and may result in conflicts of interest.

FIF, which is primarily owned by certain private equity funds managed by an affiliate of Fortress Investment Group LLC (Fortress), owns approximately 75% of our outstanding common stock as of February 27, 2015. As a result, FIF owns shares sufficient for the majority vote over all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by other stockholders. The interests of FIF may not always coincide with our interests or the interests of other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, FIF may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to other stockholders or adversely affect us or other stockholders. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

Certain provisions of our stockholders agreement with FIF (Stockholders Agreement), our amended and restated certificate of incorporation and our amended and restated bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our common stock.

Certain provisions of our stockholders agreement with FIF (the “Stockholders Agreement”), our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors or FIF. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote (provided, however, that for so long as FIF and certain other affiliates of Fortress and permitted transferees (collectively, the Fortress Stockholders) beneficially own at least 40% of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

•	provisions in our amended and restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of our stockholders (provided, however, that for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 25% of our issued and outstanding common stock may call special meetings of our stockholders);

•	advance notice requirements by stockholders with respect to director nominations and actions to be taken at annual meetings;

•	certain rights to the Fortress Stockholders with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint a majority of the members of our board of directors for so long as the Fortress Stockholders continue to beneficially own at least 40% of our issued and outstanding common stock;

•	no provision in our amended and restated certificate of incorporation or amended and restated bylaws for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election;

•	our amended and restated certificate of incorporation and our amended and restated bylaws only permit action by our stockholders outside a meeting by unanimous written consent, provided, however, that for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock, our stockholders may act without a meeting by written consent of a majority of our stockholders; and

•	under our amended and restated certificate of incorporation, our board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our amended and restated certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by FIF, our management or our board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of Common Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

NMHI is a holding company with no operations and will rely on its operating subsidiaries to provide it with funds necessary to meet its financial obligations and to pay dividends.

NMHI is a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we will be dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common stock. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock because we intend to use cash flow generated by operations to grow our business. The indentures governing our senior notes restrict our ability to pay cash dividends on our common stock. We may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Fortress has other investments and business activities in addition to their ownership of us. Under our amended and restated certificate of incorporation, FIF has the right, and has no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If FIF or any of its officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of FIF acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us, if FIF pursues or acquires the corporate opportunity or if FIF does not present the corporate opportunity to us.

Additionally, we may continue to enter into transactions with Fortress and its affiliates such as selling a percentage of the excess cash flow generated from our MSRs or selling the rights to mortgage servicing rights, mortgage servicing rights and servicer advances related to loan pools. These transactions may not be as favorable to us as if they had been negotiated with an unaffiliated third party. Such transactions may present an actual, potential or perceived conflict of interest. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of 17,500,000 shares of our common stock offered hereby, after deducting estimated offering expenses, will be approximately $498,075,000.

We intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions, transfers of servicing portfolios, funding of advances and repayment of obligations, including corporate indebtedness. These acquisitions are expected to include the acquisition of $60 billion unpaid principal balance of mortgage MSRs in process or under letters of intent as of the date of this prospectus supplement, the consummation of which is subject to definitive documentation, regulatory approvals, and/or other customary conditions.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed and traded on the New York Stock Exchange under the symbol “NSM.” The following table sets forth, for the quarters shown, the high and low sales prices of our common stock on the New York Stock Exchange. The last reported sales price of our common stock on the New York Stock Exchange on March 24, 2015 was $31.14 per share.

	High	Low
2015
First Quarter (through March 24, 2015)	$31.94	22.94
2014
Fourth quarter	37.00	26.06
Third quarter	35.99	29.35
Second quarter	37.95	26.76
First Quarter	37.15	24.50
2013
Fourth quarter	56.76	35.84
Third quarter	57.95	37.19
Second Quarter	46.91	32.20
First Quarter	42.24	29.86

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Our ability to pay dividends to holders of our common stock is limited as a practical matter by the terms of some of our debt, including the indenture governing the senior notes and other indebtedness.

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including the Company’s financial position, results of operations, liquidity, legal requirements, restrictions that may be imposed by the terms in current and future financing instruments and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of NMHI as of December 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $498,075,000 from the sale of our common stock in this offering and the application of the net proceeds described under “Use of Proceeds.”

This table is qualified in its entirety by reference to, and should be read together with, the NMHI 2014 Form 10-K, incorporated by reference in this prospectus supplement.

	December 31, 2014
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$299,002	$797,101

Debt:
6.500% unsecured senior notes due 2018	475,000	475,000
9.625% unsecured senior notes due 2019	378,555	378,555
7.875% unsecured senior notes due 2020	400,541	400,541
6.500% unsecured senior notes due 2021	605,135	605,135
6.500% unsecured senior notes due 2022	300,000	300,000

Advance facilities(1):
Servicing:
MBS Advance Financing Facility	363,014	363,014
Securities Repurchase Facility (2011)	34,613	34,613
Nationstar Agency Advance Financing Facility (VFN)	505,706	505,706
Nationstar Agency Advance Financing Facility (term)	300,000	300,000
MBS Advance Financing Facility (2012)	42,472	42,472
Nationstar Mortgage Advance Receivable Trust (VFN)	119,170	119,170
Nationstar Mortgage Advance Receivable Trust (term)	300,000	300,000
MBS servicer advance facility (2014)	79,084	79,084
Securities repurchase facility (2014)	51,609	51,609
Nationstar Servicer Advance Receivables Trust BC—2014	106,115	106,115

Total advance facilities	1,901,783	1,901,783
Warehouse facilities
$1.5 Billion Warehouse Facility	663,167	663,167
$500 Million Warehouse Facility	307,294	307,294
$700 Million Warehouse Facility(2)	176,194	176,194
$500 Million Warehouse Facility	183,290	183,290
$200 Million Warehouse Facility(3)	210,049	210,049
$75 Million Warehouse Facility(4)	23,949	23,949
$50 Million Warehouse Facility	8,679	8,679

Total warehouse facilities	1,572,622	1,572,622

Other nonrecourse debt	1,768,311	1,768,311
MSR related liabilities—nonrecourse	1,080,465	1,080,465

Total debt	8,482,412	8,482,412

	December 31, 2014
	Actual	As Adjusted
	(in thousands)
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 300,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value $0.01 per share; 1,000,000 shares authorized; 90,999 shares issued and outstanding, actual; 108,499 shares issued and outstanding, as adjusted	910	1,085
Retained earnings	643,059	643,059
Additional paid-in capital	587,446	1,085,370
Total NMHI stockholders’ equity	1,218,982	1,717,081
Noncontrolling interest	5,296	5,296

Total capitalization	$9,706,690	$10,204,789

(1)	On January 18, 2015, Nationstar used an existing securities repurchase facility in the amount of $38,058,000, posting NSM 2009-A bonds as collateral.
(2)	The facility was terminated by Nationstar on February 20, 2015.
(3)	This facility was temporarily increased to $225 million as of December 31, 2014. The total capacity of the facility has increased since December 31, 2014. The size of the facility is now $350 million.
(4)	This facility is a sublimit of the $1.5 billion Warehouse Facility.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock is only a summary. For a complete description, we refer you to the Delaware General Corporation law, our amended and restated certificate of incorporation and our amended and restated by-laws. See “Available Information” for information on how to obtain copies of these documents. As used in this section, the terms “Nationstar,” “we,” “us,” “our” or “the Company” refer to NMHI and do not include its subsidiaries.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors; provided, however, that pursuant to the Stockholders Agreement that we have entered into with FIF, we are required to take all reasonable actions within our control (including nominating as directors the individuals designated by the FIF) so that up to a majority (or other number, depending upon the level of ownership of FIF) of the members of our board of directors are individuals designated by FIF.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Our common stock is listed on the New York Stock Exchange under the symbol “NSM.”

The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company, LLC.

We have 1,000,000,000 authorized share of common stock, par value $0.01 per share. As of February 28, 2015, 91,040,417 shares were outstanding.

Preferred Stock

We have 300,000,000 shares of authorized preferred stock, par value $0.01 per share. Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2016, 2017 and 2018, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Fortress Stockholders beneficially own at least 40% of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.”

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings; provided, however, that for so long as FIF and certain other affiliates of Fortress Investment Group LLC and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 25% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 25% of our issued and outstanding common stock may call special meetings of our stockholders. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock. After the Fortress Stockholders beneficially own less than 25% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

CERTAIN U. S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income and estate tax considerations generally applicable to the ownership and disposition of our common stock by Non-U.S. Holders (as defined below). For purposes of this section under the heading “Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders”, a “U.S. Holder” means any beneficial owner of our common stock that is a citizen or resident of the United States or a United States domestic corporation or that otherwise is subject to U.S. federal income tax on a net income basis in respect of our common stock, and a “Non-U.S. Holder” means any beneficial owner of our common stock that is not a U.S. Holder.

This discussion deals only with tax considerations for Non-U.S. Holders who purchase common stock pursuant to this offering and hold such common stock as capital assets. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, certain former citizens or residents of the United States, persons that will hold more than 5% of our common stock, and any person that is a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this summary is based upon the Code, U.S. Treasury regulations, published administrative interpretations of the IRS, and judicial decisions, all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such Non-U.S. Holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. Holder, unless:

•	such Non-U.S. Holder has furnished to us or such other payor a valid IRS Form W-8BEN, other applicable IRS Form W-8, or other documentary evidence establishing that it is entitled to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary, and

•	if required by the Foreign Account Tax Compliance Act, the regulations promulgated thereunder, official interpretations thereof or any intergovernmental agreement enacted pursuant thereto, such

Non-U.S. Holder or any entity through which it receives such dividends have provided the withholding agent with certain information with respect to its or such entity’s direct and indirect U.S. owners, and if such Non-U.S. Holder holds our common stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and such Non-U.S. Holder has provided any required information to such institution.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock.

Sale, Exchange or Other Taxable Disposition of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

•	in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our common stock.

We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

In the case of the sale or disposition of our common stock on or after January 1, 2017, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “—Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock and the potential for a refund or credit in the case of any withholding tax.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which Non-U.S. Holders reside under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding for dividends paid to it unless it certifies under penalty of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Any common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of our common stock by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”), (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the shares of our common stock would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

In considering an investment in the shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA or the Code or similar provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Parties in interest or disqualified persons could include, without limitation, us, the underwriters, or any of our or their respective affiliates. For example, the acquisition and/or holding of the shares of our common stock by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to investments by insurance company pooled separate accounts, PTCE 91-38 relating to investments by bank collective investment funds, PTCE 95-60 relating to investments by life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the shares of our common stock, provided that neither a party in interest or disqualified person nor any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the shares of our common stock. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the shares of our common stock should consult with its counsel before purchasing shares of our common stock to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the shares of our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a share of our common stock, each purchaser and subsequent transferee of a share of our common stock will be deemed to have represented and warranted that on each day such person holds our common stock, either (i) it is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the shares of our common stock. Purchasers of the shares of our common stock have exclusive responsibility for ensuring that their purchase and holding of the shares of our common stock do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any shares of our common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as underwriters. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have agreed, severally and not jointly, to purchase from us, and we have agreed to sell, the number of shares set forth below:

Underwriters	Number of Shares
Citigroup Global Markets Inc.	5,833,334
Barclays Capital Inc.	5,833,333
J.P. Morgan Securities LLC	5,833,333

Total	17,500,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the shares of our common stock offered by this prospectus supplement (other than those covered by the option to purchase additional shares described below) if any such shares of our common stock are taken.

The underwriters are purchasing the shares of common stock from us at $28.49 per share. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,625,000 additional shares at the price per share set forth on the cover page of this prospectus supplement. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our directors and executive officers and FIF have agreed that, during the period beginning on the date hereof and continuing until the date 45 days after the date of this prospectus supplement, and subject to limited exceptions, neither we nor they will, without the prior consent of Citigroup Global Markets Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. These restrictions are intended to preclude us and our directors and executive officers from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock even if such shares would be disposed of by someone other than us or our directors and executive officers.

This lock-up provision applies to common stock and securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. This lock-up provision does not apply to: (i) any securities to be sold pursuant to this offering; (ii) any shares of common stock issued by NMHI upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement; (iii) any grants of stock options, restricted stock or notional units to employees, directors, or contractors pursuant to the terms of any plan in effect as of the closing of this offering, issuances of common stock pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date of the underwriting agreement; (iv) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan; (v) any registration statement on Form S-8 under the 1933 Act with respect to the foregoing clauses; (vi) any transfer by our executive officers and directors as a bona fide gift or gifts; (vii) any transfer by our executive officers and directors to any trust for their or their immediate family’s direct or indirect benefit; (viii) any transfer by our executive officers and directors as a distribution to their limited partners or stockholders; (ix) any transfer by our executive officers and directors to funds managed by an affiliate of Fortress Investment Group LLC; or (x) any transfer by our executive officers and directors to their affiliates or to any investment fund or other entity controlled or managed by them.

The shares are listed on the New York Stock Exchange under the symbol “NSM.”

We estimate that our share of the total expenses of this offering will be approximately $500,000.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.

To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect any sales of the shares of our common stock in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us, for which they received or may receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to continue to actively seek additional servicing acquisitions from third parties, potentially including from the underwriters or their affiliates. In connection with such acquisitions, we may enter into additional borrowing arrangements, including with the underwriters or their affiliates.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of our common stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State (the “Securities”), except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Securities to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of additional shares of our common stock to the public” or any similar expression in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73EU), and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“the FSMA”) received by it in connection with the issue or sale of any shares of our common stock which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nationstar Mortgage Holdings Inc. incorporated by reference from Nationstar Mortgage Holding Inc’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Nationstar Mortgage Holding Inc’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$1,000,000,000

Nationstar Mortgage LLC	Nationstar Capital Corporation

Debt Securities

which may be fully and unconditionally guaranteed by Nationstar Mortgage Holdings Inc. and certain of its subsidiaries

Nationstar Mortgage Holdings Inc.

Common Stock

Depositary Shares

Warrants

Preferred Stock

which may be fully and unconditionally guaranteed by certain subsidiaries of Nationstar Mortgage Holdings Inc.

The following are types of securities that Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Debt Co-Issuers”) may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be fully and unconditionally guaranteed by Nationstar Mortgage Holdings Inc. (“NMHI”) and certain of NMHI’s subsidiaries.

The following are types of securities that NMHI may offer, issue and sell from time to time, together or separately:

•	shares of its common stock;

•	shares of its preferred stock, which may be guaranteed by certain of its subsidiaries;

•	depositary shares; and

•	warrants to purchase equity securities.

Any of these securities may be offered, together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

These securities may be offered and sold through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NSM.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to the Debt Co-Issuers’ debt securities and NMHI’s common stock, preferred stock, depositary shares, and warrants. The specific terms of any securities to be offered by us will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement, the documents incorporated by reference in this prospectus and any accompanying prospectus supplement and the additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Nationstar,” the “Company,” “we,” “us” or “our” refer collectively to NMHI and its subsidiaries, including the Debt Co-Issuers. In the section entitled “Description of the Debt Securities,” references to “we,” “us” or “our” include only the Debt Co-Issuers and not NMHI or any of its other subsidiaries. In the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares” and “Description of Warrants,” references to “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of NMHI’s other subsidiaries.

AVAILABLE INFORMATION

NMHI is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The Debt Co-Issuers and the subsidiary guarantors are exempt from these information reporting requirements. You may read and copy any documents that NMHI files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. NMHI’s filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through NYSE, 11 Wall Street, New York, New York 10005, on which NMHI’s common stock is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus. The information contained on or that can be accessed through any of our websites is not incorporated in, and is not part of, this prospectus or the registration statement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	The Annual Report of NMHI on Form 10-K for the year ended December 31, 2013, as filed on February 28, 2014 (the “2013 Form 10-K”);

•	The Definitive Proxy Statement of NMHI on Schedule 14A, as filed on April 15, 2014 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the 2013 Form 10-K);

•	The Quarterly Report of NMHI on Form 10-Q for the quarter ended March 31, 2014, as filed on May 9, 2014;

•	The Quarterly Report of NMHI on Form 10-Q for the quarter ended June 30, 2014, as filed on August 6, 2014;

•	The Quarterly Report of NMHI on Form 10-Q for the quarter ended September 30, 2014, as filed on November 7, 2014; and

•	The Current Reports of NMHI on Form 8-K as filed on April 2, 2014, May 22, 2014, June 25, 2014 and July 8, 2014.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Nationstar Mortgage

8950 Cypress Waters Blvd.

Coppell, Texas 75019

Telephone: (469) 549-3005

Attn: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain and incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this prospectus, any prospectus supplement or the documents incorporated by reference, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances and we are under no obligation to and express disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	increase in delinquencies for the loans we service, our ability to refinance existing loans, and increases in defaults;

•	our ability to maintain our loan originations volume;

•	our ability to increase recapture voluntary prepayments related to our existing servicing portfolio;

•	our ability to maintain or grow the size of our servicing portfolio;

•	our ability to efficiently service higher risk loans;

•	our ability to successfully enter the purchase residential market;

•	our ability to successfully enhance the home buying experience;

•	the success of our customer for life initiatives;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	changes in prevailing interest rates;

•	our exposure to adjustable rate mortgage loans and loan modifications;

•	a significant change in guidelines of government sponsored entities;

•	changes in our business relationships with Fannie Mae, Freddie Mac and Ginnie Mae;

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	our ability to effectively develop, market, sell and implement new technology;

•	increased legal proceedings and related costs;

•	modification or the licensing of entities that engage in these activities; and

•	other factors, including the other factors discussed in “Risk Factors” in the documents incorporated by reference in this prospectus.

All of the factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained herein or incorporated by reference are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein or incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein or incorporated by reference, the inclusion or incorporation by reference of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference.

COMPANY OVERVIEW

We are one of the largest residential mortgage services companies in the United States, offering a broad array of servicing, origination and real estate services to financial institutions and consumers.

Our Nationstar Mortgage and Champion Mortgage brands together comprise the fifth largest residential mortgage servicing platform providing services to approximately 2.2 million customers with an outstanding principal balance in excess of $377.8 billion as of September 30, 2014. Whether servicing mortgages we originate or on behalf of others, our approach is a customer centric model that emphasizes borrower interaction to minimize complaints, improve loan performance and cure loan delinquencies. Our commitment is to preserve neighborhoods and communities principally through continued home ownership. We earn fees for collecting monthly mortgage payments from homeowners, processing those payments and passing them on to investors that ultimately own the mortgage.

In addition to our core servicing business, we also operate a fully integrated loan originations platform. Our originations segment comprises both the Greenlight Loans and Nationstar brands. We originate primarily conventional agency (government sponsored entities) and government-insured residential mortgage loans and, to mitigate credit risk and minimize capital requirements, typically sell these loans within approximately 30 days of funding while retaining the associated servicing rights. Our primary focus is assisting customers currently in our servicing portfolio with refinances or loans for new home purchases (“recapture”). This serves the dual purpose of increasing our origination margins by reducing marketing and other costs to acquire customers as well as replenishment of our servicing portfolio.

We also operate a suite of adjacent businesses, called Solutionstar, which provides enhanced technology and data solutions to homebuyers, home sellers, real estate agents and companies engaged in the origination and/or servicing of mortgage loans. Solutionstar intends to transform the home buying experience through deployment of multiple new technologies and the delivery of quality residential real estate services. This will require smart investments in innovative technologies and services to make the home purchase experience simpler, accessible and transparent for all market participants.

Nationstar Mortgage LLC is a Delaware limited liability company and was formed in 1994 in Denver, Colorado as Nova Credit Corporation, a Nevada corporation. In 1997, Nova Credit Corporation moved its executive offices and primary operations to Lewisville, Texas and changed its name to Centex Credit Corporation. In 2001, Centex Credit Corporation was merged into Centex Home Equity Company, LLC, a Delaware limited liability company. In 2006, FIF HE Holdings LLC (our “Initial Stockholder”) acquired all of the outstanding membership interests in Centex Home Equity Company, LLC. Centex Home Equity Company, LLC then changed its name to Nationstar Mortgage LLC. Nationstar Capital Corporation, a Delaware corporation, is a wholly-owned subsidiary of Nationstar Mortgage LLC formed solely for the purpose of being a corporate co-issuer of debt securities.

In March 2012, NMHI completed an initial public offering and related reorganization transactions pursuant to which all of the equity interests in Nationstar Mortgage LLC were transferred from our Initial Stockholder to two direct, wholly-owned subsidiaries of NMHI. Trading in NMHI’s common stock on NYSE commenced on March 8, 2012 under the symbol “NSM.” As of the date of this prospectus, our Initial Stockholder owns approximately 75% of NMHI’s outstanding common stock. FIF HE Holdings LLC, in turn, is primarily owned by certain private equity funds managed by an affiliate of Fortress Investment Group LLC (“Fortress”). Fortress is a leading global investment management firm with approximately $66 billion in fee paying assets under management as of September 30, 2014. Fortress is headquartered in New York and has affiliates with offices in Atlanta, Dallas, Frankfurt, London, Los Angeles, New Canaan, Philadelphia, Rome, San Francisco, Shanghai, Singapore, Sydney, Hong Kong and Tokyo.

Our executive offices are located at 8950 Cypress Waters Blvd., Coppell, Texas 75019 and our telephone number is (469) 549-2000.

RISK FACTORS

Investing in our securities involves risk. See the “Risk Factors” section in any accompanying prospectus supplement and in the documents incorporated by reference herein and therein for a discussion of certain factors that you should consider before investing in our securities.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

We had no outstanding shares of preferred stock for the periods shown below. Accordingly, the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges for the periods shown below.

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
Ratio of earnings to fixed charges	(1)	(1)	1.2	2.4	1.6	2.1	1.6

(1)	Earnings for the years ended December 31, 2009 and 2010 were inadequate to cover fixed charges. The coverage deficiencies were $80.9 million and $9.9 million, respectively.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, references to the “Company,” “we,” “us” or “our” include only the Debt Co-Issuers and not NMHI or any of the other subsidiaries of NMHI. As used in this section, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the indenture.

We may issue debt securities under an indenture to be entered into between us, Wells Fargo Bank, National Association, as trustee, and NMHI and certain of its subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “indenture.” We refer to Wells Fargo, National Association as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount and may be guaranteed by NMHI and certain of its subsidiaries. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	whether and the extent to which securities of the series will be guaranteed;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•	if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar and any paying agent; and

•	any other terms of the series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the prospectus supplement, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued, for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Unless otherwise specified in the prospectus supplement, if any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Debt Guarantees

Except as described in the prospectus supplement with respect to any series of debt securities, our debt securities will be guaranteed by NMHI and certain subsidiaries of NMHI, which are referred to in this section as the “guarantors.” Any guarantees of debt securities will be direct, unconditional, unsecured and unsubordinated obligations of the respective guarantors.

If, for any reason, we do not make any required payment in respect of any guaranteed debt security when due, whether on the normal due date, on acceleration or redemption or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the guarantees of the guarantors without taking any action whatsoever against us.

The guarantee of a guarantor will be released automatically with respect to any series of debt securities as provided in the applicable indenture.

Ranking

The notes and the related guarantees will be our and the guarantors’ general unsecured senior indebtedness, respectively, and will:

•	rank equally in right of payment to all of our and the guarantors’ existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•	rank senior in right of payment to any of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees; and

•	be effectively junior in right of payment to all of our and the guarantors’ existing and future senior secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Redemption

The applicable prospectus supplement will indicate whether we may redeem the debt securities prior to their maturity date. If we redeem the debt securities prior to maturity, the applicable prospectus supplement will indicate the redemption price, the method for redemption and the date or dates upon which we may redeem the debt securities.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, the indenture limits our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in the indenture and the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indenture provides that we shall furnish to the trustee all reports that NMHI is required to be filed with the SEC on Forms 10-Q, 10-K and 8-K. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act” or the “TIA”.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•	we meet certain financial ratios immediately after giving effect to such transaction;

•	we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture on our part to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•	default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•	default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series;

•	failure to pay the principal amount at final maturity (including the acceleration of the stated final maturity) of indebtedness in an aggregate amount of $25 million or more;

•	final judgments in an aggregate amount of $25 million or more 60 days or more after such judgements became final and unappealable;

•	certain events of bankruptcy, insolvency and reorganization with respect to us, or the relevant subsidiary guarantors, if any;

•	if the debt securities of that series is guaranteed, a guarantee ceases to be in full force and effect (other than in accordance with the indenture) or any guarantor denies or disaffirms its obligations under its guarantee; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

If certain events of default shall occur and be continuing, the trustee or the holders of at least 25.0% in principal amount of the then outstanding debt securities issued under the indenture may declare the principal of and accrued interest on all the notes issued under the indenture to be due and payable by notice in writing to the Company and the trustee specifying the respective event of default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

If certain events of default with respect to bankruptcy, insolvency and reorganization occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding notes issued under the indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in aggregate principal amount of the then outstanding notes issued under the indenture may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. Subject to all provisions of the indenture and applicable law, the holders of a majority in principal amount of the then outstanding notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, the Debt Co-Issuers are required to provide an officers’ certificate to the trustee within five business days of any default or event of default that has occurred and is continuing and, if applicable, describe such default or event of default and the status thereof.

Modification

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder to:

•	cure any mistake, ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities or to alter the provisions of the indenture relating to the form of the debt securities (including the related definitions) in a manner that does not materially adversely affect any holder;

•	provide for the succession of another corporation to our obligations or those of a guarantor and the assumption of any series of debt securities or the applicable guarantee by such successor, in accordance with the indenture;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	provide for the issuance of debt securities issued after the issue date set forth in the indenture, in accordance with the limitations set forth in the indenture;

•	allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities or to effect the release of any guarantor from any of its obligations under its guarantee or the indenture (to the extent permitted by the indenture);

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	take any other action to amend or supplement the indenture or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities affected may waive our compliance with any provision of the indenture or the debt securities. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

•	reduce the principal of or change or have the effect of changing the fixed maturity of any debt securities, or change the date on which any debt securities may be subject to redemption or reduce the redemption price therefor;

•	make any debt securities payable in money other than that stated in the debt securities;

•	make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such debt security on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of debt securities issued under the indenture to waive defaults or events of default;

•	waive a default or event of default in the payment of principal of, or interest or premium, or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	after our obligation to purchase debt securities arises thereunder, amend, change or modify in any material respect the obligation of the Debt Co-Issuers to make and consummate a change of control offer in the event of a change of control or modify any of the provisions or definitions with respect thereto; or

•	modify or change any provision of the indenture or the related definitions affecting the ranking of the debt securities in a manner which adversely affects the holders.

Legal Defeasance and Covenant Defeasance

The Debt Co-Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the debt securities. Such legal defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the debt securities, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the debt securities when such payments are due;

•	the issuers’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payments;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture regarding legal defeasance.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with such obligations shall not constitute a default or event of default with respect to the debt securities. In the event such covenant defeasance occurs, certain events (not including, bankruptcy, receivership, reorganization, rehabilitation and insolvency events) described under the “Events of Default” section in the indenture will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash or certain cash equivalents, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the indenture;

•	in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions:

•	we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling; or

•	since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	no default or event of default shall have occurred and be continuing on the date of such deposit (other than default or event of default resulting from the borrowing of funds to be applied to such deposit (and the incurrence of liens associated with any such borrowings));

•	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or certain of our subsidiaries is a party or by which we or such subsidiaries is bound;

•	we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the issuers with the intent of preferring the holders over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Debt Co-Issuers.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all notes when:

•	either:

•	all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Debt Co-Issuers and thereafter repaid to the Debt Co-Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

•	all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Debt Co-Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	we have paid all other sums payable by us under the indenture; and

•	the Debt Co-Issuers have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee

The indenture provides that, except during the occurrence and continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Form and Registration of Debt Securities

Unless otherwise specified in a related prospectus supplement, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further provided below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company (the “DTC”), and registered in the name of DTC or a nominee of DTC. Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and under “— Certificated Securities,” holders of debt securities will not be entitled to receive debt securities in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of debt securities represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if (x) DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation or (y) or an event of default has occurred and is continuing and the beneficial owner of the relevant debt securities has requested that its debt securities be reissued as certificated securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

Same-Day Settlement and Payment

We will make payments in respect of debt securities represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We expect the debt securities will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the debt securities to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, any underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

Governing Law

The indenture and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and all the provisions of our amended and restated bylaws. In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

Authorized Capitalization

Our authorized capital stock, as of September 30, 2014, consists of (1) 1,000,000,000 shares of common stock, par value $0.01 per share, of which: (a) 91,506,499 shares were issued and 90,975,207 shares were outstanding and (b) 3,479,304 shares were reserved for issuance under the NMHI’s equity incentive plans; and (2) 300,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors; provided, however, that pursuant to the stockholders agreement that we have entered into with the Initial Stockholder, we are required to take all reasonable actions within our control (including nominating as directors the individuals designated by the Initial Stockholder) so that up to a majority (or other number, depending upon the level of ownership of the Initial Stockholder) of the members of our board of directors are individuals designated by the Initial Stockholder.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2016, 2017 and 2015, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Initial Stockholder and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings; provided, however, that for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 25% of our issued and outstanding common stock may call special meetings of our stockholders. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock. After the Fortress Stockholders beneficially own less than 25% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of NMHI. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for the following (to the extent such exemption is not permitted under the DGCL):

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

•	the Fortress Stockholders have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if the Fortress Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our common stock trades on NYSE under the symbol “NSM.”

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock does not describe every aspect of our preferred stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and all the provisions of our amended and restated bylaws. In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

Authorized Capitalization

Our authorized capital stock, as of September 30, 2014, consists of (1) 1,000,000,000 shares of common stock, par value $0.01 per share, of which: (a) 91,506,499 shares were issued and 90,975,207 shares were outstanding and (b) 3,479,304 shares were reserved for issuance under the NMHI’s equity incentive plans; and (2) 300,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our amended and restated certificate of incorporation or any amendment thereto, and as may be permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a related prospectus supplement the terms of any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Certain of our subsidiaries may fully and unconditionally guarantee our preferred stock, as set forth in any related prospectus supplement.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of NYSE. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF DEPOSITARY SHARES

In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

We may issue fractional interests in shares of preferred stock, rather than shares of preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the U.S.) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF WARRANTS

In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

We may issue warrants, in one or more series, to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. In addition to this summary and the relevant prospectus supplement, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the equity securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our equity securities and is not entitled to any payments on any equity securities issuable upon exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus, from time to time, in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through underwritten public offerings, privately negotiated transactions, block trades, purchase by a broker-dealer as principal, ordinary brokerage transactions, sales “at the market” to or through one or more market makers or into an existing trading market, exchange or otherwise, direct sales to purchasers, or any combination of the above, in each case, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered thereby and by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the initial public offering price of the securities and the proceeds to us;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in the offering of securities covered by this prospectus may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of certain debt securities covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of indexed debt securities, floating rate notes, dual currency notes or notes providing for contingent payments, please refer to the related prospectus supplement. Persons considering the purchase of common stock, preferred stock, warrants or depositary shares should also refer to the related prospectus supplement. You should consult your own tax advisors regarding the tax consequences of the purchase, ownership and disposition of any securities described in this prospectus in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering thereof. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar. Prospective purchasers of debt securities should review the related prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate, gift and net investment income tax consequences) or any state, local or foreign tax consequences.

As used herein, the term “United States Holder” means a beneficial owner of a debt security that is a citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis with respect to income from the debt security. As used herein, the term “Non-United States Holder” means a beneficial owner of a debt security that is not a United States Holder. If a partnership holds debt securities, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States Holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency” below). A United States Holder of debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•	at such holder’s election, the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States Holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder:

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below) and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The amount of any subsequent adjustments to a United States Holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States Holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States Holder’s adjusted tax basis in such debt security. If a United States Holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The election available to accrual basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States Holder on the disposition of a debt security will generally be long term capital gain or loss if the United States Holder’s holding period for the debt security exceeds one year at the time of such disposition.

Gain or loss recognized by a United States Holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States Holder’s tax basis in such foreign currency.

A United States Holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States Holder.

Original Issue Discount

In General

Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

A debt security will generally be considered to be issued with OID if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount (generally 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity). A debt security may also be considered to be issued with OID if it has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

Foreign Currency Debt Securities

In the case of an OID debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

•	translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States Holder’s taxable year, or, at the United States Holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States Holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium

A United States Holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price, and the denominator of which is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus, “remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the related prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States Holder purchases a debt security, other than a short-term debt security (as defined below), for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s adjusted issue price, by at least 0.25% of its remaining redemption amount (or adjusted issue price) multiplied by the number of remaining whole number of years to maturity, the debt security will be considered to have market discount. Any gain recognized by the United States Holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder.

Alternatively, the United States Holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States Holder elects to include market discount in income on a current basis, as described above, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States Holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States Holder’s taxable year.

Short-Term Debt Securities

The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to the general rules discussed above.

First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States Holder, under a constant yield method.

Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States

Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States Holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

A United States Holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include OID on a short-term debt security in income on a current basis. Alternatively, any United States Holder of a short-term debt security can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

Debt Securities Purchased at a Premium

A United States Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States Holder’s tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States Holder acquired the debt security. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to a United States Holder that is not a corporation or other exempt recipient. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide a correct taxpayer identification number, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. United States Holders may also be subject to information reporting and backup withholding with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law, except as otherwise indicated below with respect to backup withholding and under “Additional Withholding Requirements”:

•	withholding of United States federal income tax will not apply to a payment on a debt security to a non-United States Holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us (actually or constructively) through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States Holder in compliance with applicable requirements; and

(3)	neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States Holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States Holder, or to proceeds from the disposition of a debt security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Additional Withholding Requirements

The Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”) will generally impose a withholding tax of 30% on payments of U.S. source interest on (and, after December 31, 2016, the gross proceeds from a disposition of) debt securities made to certain foreign entities if the holder of such debt securities (i) is, or holds its notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or (ii) fails to provide certain documentation containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Investors are encouraged to consult with their own tax advisors regarding FATCA as they apply to their investment in debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and Greenberg Traurig LLP, Dallas, Texas, as more particularly set forth in the applicable opinions.

EXPERTS

The consolidated financial statements of Nationstar Mortgage Holdings Inc. appearing in Nationstar Mortgage Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 and the effectiveness of Nationstar Mortgage Holdings Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.